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                              EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement") is made and entered into by and among Intel Corporation (the "Company"), Dialogic Corporation, a New Jersey Corporation ("Dialogic") Mr. Howard G. Bubb ("Executive") as of May 31, 1999 (the "Effective Date").

     WHEREAS, Executive is currently the President and Chief Executive Officer of Dialogic and has developed an intimate and thorough knowledge of Dialogic's business methods and operations; and

     WHEREAS, Dialogic and Company have entered into an Agreement and Plan of Merger as of May 31, 1999 ("Merger") pursuant to which Dialogic will become a wholly owned subsidiary of Company ("Sub"); and

     WHEREAS, the Company considers the establishment and maintenance of a sound and vital management of Sub to be essential to protecting and enhancing the best interests of the Company and its stockholders; and

     WHEREAS, the retention of Executive's services, for and on behalf of the Sub, is materially important to the preservation and enhancement of the value of the Sub and Executive is desirous of continuing to be employed by the Sub under the terms and conditions of the Agreement; and

     WHEREAS, the parties agree that this Agreement will replace Executive's current employment agreement dated January 1, 1997 ("Employment Agreement") with Dialogic.

     NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable considerations, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. Employment: The Sub hereby agrees to employ Executive, and Executive agrees to be employed by the Sub in accordance with and pursuant to the terms and conditions set forth below.

     2. Position and Duties: Executive's employment with Sub shall continue following the consummation of the Merger as President of Dialogic, a wholly owned subsidiary of Company reporting to John Miner or a successor later designated by the Company. In addition, Executive shall be an appointed vice president of the Company. As an employee of Sub or the Company, Executive will be expected to be in the full-time employment of the Sub or the Company, as the case may be, to devote substantially all of his business time and attention, and exert his best efforts in the performance of his duties hereunder, and to serve the Sub or Company diligently and to the best of his ability.

     3. Term of Agreement:

          (a) This Agreement shall be for an initial term of one (1) year from the closing of the Merger ("Closing") and shall automatically be renewed for a period of 1 additional year unless Sub or Company notifies Executive or Executive notifies Sub or Company in writing of its intent not to renew this Agreement upon not less than three (3) months notice prior to the "renewal date" hereof. "Renewal Date" means the date that falls on the first anniversary of the Closing. At the end of the second year from Closing, Executive will become subject to the usual terms and conditions of employment of the Company or Sub.

          (b) Notwithstanding anything to the contrary in subparagraph (a)
     above, nothing herein shall preclude the Company or Sub from terminating Executive's employment for "Cause". Cause shall include, without limitation the following: (i) the conviction of Executive of any felony, (ii) theft,
     (iii) embezzlement, or (iv) the willful failure to follow the Company's Corporate Business Principles, provided, that in the event of any for Cause termination exclusively under subparagraph (iv), written notice describing the failure to follow such principles (to the extent curable) is delivered to Executive and not cured within 10 days. If during the term of this Agreement, Executive's employment is terminated by him voluntarily or by Company or Sub for cause, Executive shall be entitled only to compensation pursuant to the terms of this Agreement up to the time his employment is terminated and the benefits payable under sections 9a, 9b and 9c, and he shall remain subject to paragraph 13 (Non-Solicitation of
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     Customers) and 14 (Non-Solicitation of Employees) and shall not be eligible for payments under 13b. If Executive's employment is terminated by Company or Sub for reasons other than Cause, Executive shall be entitled only to compensation pursuant to the terms of this Agreement up to the time his employment is terminated and to the benefits payable hereunder including Paragraphs 9a, 9b, 9c and 13b. Executive shall remain subject to Paragraph 13 (Non-Solicitation of Customers) and 14 (Non-Solicitation of Employees). Notwithstanding anything in this paragraph 3 to the contrary, paragraph 11 below shall remain in full force and effect beyond any termination of employment.

     4. Compensation: For the period beginning on the Closing and ending on December 31, 1999 ("Transition Period"), Executive shall be paid a salary (the "base salary") of three hundred fifteen thousand ($315,000) dollars, subject to deductions for social security, payroll and all other legally required or authorized deductions and withholdings ("Withholding"). Beginning on January 1, 2000, the Sub or Company shall pay to Executive a base salary at an annual rate of two hundred thousand ($200,000) dollars, subject to Withholding. Such base salary shall be reviewed no less frequently than annually. Base salary shall be paid at the same time and on the same basis as base salary is paid to other Dialogic executives.

     5. Dialogic Bonus Programs, Benefits, Expenses; Vacations: (a) During the Transition Period, Executive shall continue to be eligible for those Dialogic benefits that are in effect as of the date of the Closing and shall continue to be eligible for all bonuses with respect to bonus programs in which he is participating as of the Closing ("Bonuses"); provided, however that the Company may make reasonable adjustments to any metrics with respect to the Bonuses after consultation with Executive. All Bonuses relating to periods prior to the Transition Period which have been accrued shall be paid in accordance with the terms of the Bonuses. (b) With respect to reimbursement of expenses and vacations, during the Transition Period the provisions in Executive's Employment Agreement shall continue to apply so long as Executive is employed by Sub or Company.

     6. Perquisites: Except as provided below, for the period beginning on the Closing and ending on June 30, 2000, Executive's executive perquisites, as set forth on Schedule A, attached hereto and made a part hereof, shall be continued and shall thereafter cease. Executive shall keep his Dialogic provided leased automobile until December 31, 1999, at which point he may assume the lease.

     7. Employee Bonus ("EB" ) and Employee Cash Bonus Plan ("ECBP"): Following the Transition Period, Executive shall be eligible for an Employee Bonus (EB) and Employee Cash Bonus (ECB), paid pursuant to the terms and conditions of the Company's EB and ECBP. For purposes of calculating Executive's EB, Executive's target EB shall be one hundred twelve thousand five hundred dollars ($112,500).

     8. Stock Options: As soon as practicable following the Closing, Executive will be recommended to receive a grant of 55,000 Company stock options which shall vest on the first, second, third, fourth and fifth anniversary of the date of grant as follows below and shall be subject to the terms and conditions of the Intel stock option plans:

First Anniversary      5,000
Second Anniversary     5,000
Third Anniversary     10,000
Fourth Anniversary    15,000
Fifth Anniversary     20,000

     9. Other Payments and Benefits: In addition to the foregoing, Executive shall be entitled to the following:

          a. Acceleration of vesting of all outstanding unvested Restricted Stock Awards and Dialogic stock options as of the Closing as set forth in Dialogic's current business records;

          b. A lump sum cash payment equal to three hundred fifteen thousand ($315,000) dollars plus one year's Dialogic bonus calculated as set forth in Executive's Employment Agreement. Such lump sum cash payment will be made to Executive within 30 days following Closing.

                                        2
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          c. A lump sum cash payment equal to $40,481 payable within 30 days following Closing, for fringe benefits which would have been payable under Executive's Employment Agreement.

          d. A performance bonus (the "Performance Bonus") in a maximum amount of three hundred fifty thousand ($350,000) dollars for each of the Company's 2000 and 2001 fiscal years, payable no later than March 15 of the year following the year to which the Performance Bonus relates and contingent on Executive's continued employment with the Sub or Company on December 31 of the year to which the Performance Bonus relates. The metrics upon which the Performance Bonus shall be based are set forth on Schedule B.

     10. Disability Benefits: If Executive becomes disabled during the Transition Period, the Sub or Company will provide Executive with a monthly disability benefit equal to the after-tax equivalent of one-twelfth of Executive's base salary at Closing for a period of up to a maximum of twenty four months. Following the Transition Period, Executive agrees to enroll in the Company's voluntary short-term disability plan and long-term disability plan. In the event of Executive's disability, following the Transition Period, the Sub or Company will make up any difference (for a period not to exceed twenty four months following Closing) on an after-tax basis, between the Executive's then monthly base salary and the actual benefit under the Company's disability plans.

     11. Gross-Up Provision: If any portion of any payments received by Executive from the Sub or Company (whether payable pursuant to the terms of this Agreement or any other plan, agreement or arrangement with Dialogic or any other person whose actions result in a change of control of Dialogic) shall be subject to tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended or any successor statutory provision, the Sub or Company shall pay to Executive such additional amounts as are necessary so that, after taking into account any tax imposed by Section 4999 (or any successor statutory provision), and any federal and state income taxes payable on any such tax, Executive is in the same after tax position that he would have been if such Section 4999 or any successor statutory provision did not apply to payments made hereunder. The provisions of this paragraph shall survive the term of this Agreement and Executive's employment with Sub or the Company.

     12. Confidential Information and Inventions Agreement: Executive agrees to enter into the Company's standard employee confidentiality agreement and abide by the terms and conditions thereof.

     13. Non-Solicitation of Customers:

          (a) In the event that Executive's employment with the Sub or Company is terminated for any reason, then for a period not to exceed 2 years from Closing, Executive, without express prior written approval of Company, will not (i) solicit any customers of the Sub for or on behalf of any competing businesses of the Sub or (ii) persuade or attempt to persuade any customer, supplier, contractor or any other person or party to cease doing business with the Sub or to reduce the amount of business it does with the Sub.

          (b) If Executive's employment is terminated by the Sub or Company for reasons other than Cause, Company and Sub shall negotiate in good faith with Executive on a subsequent agreement whereby Executive is released from the restriction set forth herein. For the period that such restriction continues (not to exceed two years from Closing) Executive shall be paid a monthly amount equal to $42,083. In no event shall such payments continue beyond the date that is two years following Closing.

          (c) If Executive's employment is terminated by him voluntarily or by Company or Sub for Cause, neither Sub nor Company shall be obligated to make any payments under this paragraph.

     14. Non-Solicitation of Employees: In the event that Executive's employment with the Sub or Company is terminated for any reason, then for a period of one (1) year after such termination, Executive will not knowingly solicit or induce any person who is an employee of the Company or Sub to terminate any relationship such person may have with the Company or Sub, nor shall Executive during such period directly or indirectly offer employment to such employee.

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     15. Arbitration:  Any disagreement, dispute, controversy or claim arising out of the terms of this Agreement shall be arbitrated in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

     16. Modification: This Agreement may only be modified or amended by a supplemental written agreement signed by Executive, Sub and the Company.

     17. Integration: This instrument constitutes the entire agreement of the parties hereto respecting the subject matter hereof. Any prior agreements, promises, negotiations or representations concerning its subject matter which are not expressly set forth in this Agreement are of no force or effect. Except insofar as necessary to effect the intent of Paragraph 5 above, Executive's Employment Agreement shall be deemed null and void so long as the Closing occurs.

     18. Notices: Any and all notices or other communications by or between the parties required or permitted by this Agreement shall be in writing and may be personally served or sent by United States registered or certified mail with first-class postage prepaid, and properly addressed. For purposes hereof, mail will be deemed properly addressed to the parties identified below and sent to the addresses set forth on the signature page hereof:

            If to Executive:
             Howard Bubb

            If to Company
                 Attention:  General Counsel, Intel Corporation

            If to Sub
                 Attention:  John Miner, Intel Corporation

Any party may change its address for this purpose by giving a written notice thereof as herein provided.

     19. Severability: Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law. However should any provision or portion of this Agreement be held unenforceable or invalid for any reason, the remaining provisions and portions of this Agreement shall be unaffected by such holding.

     20. Interpretation: Executive and the Company agree that this Agreement shall be interpreted in accordance with the laws of the State of New Jersey.

     21. Contingent Agreement: This Agreement is contingent on the consummation of the Merger.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year written below.

                                                         INTEL CORPORATION

Date: May 31, 1999                                       By: /s/  Arvind Sodhani
--------------------------------------------             --------------------------------------------------------
                                                         Its: Treasurer
                                                         Address: 2200 Mission College Blvd.
                                                                   Santa Clara, CA

                                                         DIALOGIC CORPORATION,
                                                         a New Jersey Corporation

Date: May 31, 1999                                       By: /s/ Steve Krupinski
--------------------------------------------             --------------------------------------------------------
                                                         Its: Vice President
                                                         Address: 1515 Route Ten
                                                                   Parsippany, NJ 07054

                                                         EXECUTIVE:

Date: May 31, 1999                                       /s/ Howard Bubb
--------------------------------------------             --------------------------------------------------------
                                                         Mr. Howard G. Bubb
                                                         Address: 21 Fernwood Pl.
                                                                   Mountain Lakes, NJ 07046

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                                   SCHEDULE A

     Executive's Perquisites

          - Company provided leased auto

                                       A-1
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                                   SCHEDULE B

     Metrics to be mutually agreed upon by the parties

                                       B-1